News Release
FOR IMMEDIATE RELEASE

TEREX NAMES JOHN D. SHEEHAN, CHIEF FINANCIAL OFFICER

WESTPORT, CT, February 13, 2017 -- Terex Corporation (NYSE: TEX) announced today that John D. Sheehan will succeed Kevin Bradley as Senior Vice President and Chief Financial Officer. Mr. Sheehan will assume his duties as Chief Financial Officer of Terex on February 27, 2017. Kevin Bradley will remain in his current role until Mr. Sheehan assumes the duties of Chief Financial Officer. Mr. Bradley will then continue with the Company until mid-March to assist with the transition after which time he will be leaving the Company to pursue other opportunities.

Mr. Sheehan most recently served as Executive Vice President and Chief Financial Officer of Mylan, Inc., a global pharmaceutical company, from 2010 through April 1, 2016. Prior to joining Mylan, Mr. Sheehan worked in a variety of financial positions at Delphi Corporation, a global supplier to the auto industry. During his last two years at Delphi he served as Chief Financial Officer. Additionally, Mr. Sheehan’s experience includes 20 years with KPMG LLP where he was an Audit Engagement Partner, including an assignment in Germany.

John L. Garrison, Jr., President and Chief Executive Officer commented, “John is a seasoned financial executive whose career spans two large global companies in various financial positions, as well as public accounting experience. He is an experienced and proven executive dealing with the complexities of a large multinational, multi-location public company. His significant operational background and leadership qualities will fit very well here at Terex, and I am delighted to have the opportunity for John to join the Terex senior management team.” Mr. Garrison continued, “We thank Kevin for his dedicated service and leadership at Terex over many years as President of Terex Financial Services, President of Terex Cranes and his current position as Chief Financial Officer, and wish him the best in his future endeavors.”

About Terex:
Terex Corporation is a global manufacturer of lifting and material processing products and services that deliver lifecycle solutions to maximize customer return on investment. The Company reports in three business segments: Aerial Work Platforms, Cranes and Materials Processing.  Terex delivers lifecycle solutions to a broad range of industries, including the construction, infrastructure, manufacturing, shipping, transportation, refining, energy, utility, quarrying and mining industries.  Terex offers financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. Terex uses its website (www.terex.com) and its Facebook page (www.facebook.com/TerexCorporation) to make information available to its investors and the market.

Contact Information:
Terex Corporation
Brian J. Henry, Senior Vice President
Business Development & Investor Relations
Phone: (203) 222-5954
brian.henry@terex.com

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Terex Corporation
200 Nyala Farm Road, Westport, Connecticut 06880
Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com